Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 26, 2019, by and between B&G FOODS, INC. (hereinafter the “Corporation”) and ERICH A. FRITZ (hereinafter “Executive”).

WHEREAS, subject to the terms of this Agreement, Corporation desires to employ Executive as Executive Vice President and Chief Supply Chain Officer, and Executive desires to accept such employment.

NOW THEREFORE, in consideration of the material advantages accruing to the two parties and the mutual covenants contained herein, the Corporation and Executive agree with each other as follows

1.                                      Effective Date.  For purposes of this Agreement, the “Effective Date” shall mean March 11, 2019.

2.                                      Employment. Executive will render full-time professional services to the Corporation and, as directed by the Corporation, to its subsidiaries or other Affiliates (as defined in Paragraph 3 below), in the capacity of Executive Vice President and Chief Supply Chain Officer under the terms and conditions of this Agreement.  He will at all times, faithfully, industriously and to the best of his ability, perform all duties that may be required of him by virtue of his position as Executive Vice President and Chief Supply Chain Officer and in accordance with the directions and mandates of the Board of Directors of the Corporation.  It is understood that these duties shall be substantially the same as those of an executive vice president and chief supply chain officer of a similar business corporation engaged in a similar enterprise.  Executive is hereby vested with authority to act on behalf of the Corporation in keeping with policies adopted by the Board of Directors, as amended from time to time.  Executive shall report to the President and Chief Executive Officer (hereinafter the “Chief Executive Officer”) and the Board of Directors.

3.                                      Services to Subsidiaries or Other Affiliates. The Corporation and Executive understand and agree that if and when the Corporation so directs, Executive shall also provide services to any subsidiary or other Affiliate (as defined below) by virtue of his employment under this Agreement.  If so directed, Executive agrees to serve as Executive Vice President and Chief Supply Chain Officer of such subsidiary or other Affiliate of the Corporation, as a condition of his employment under this Agreement, and upon the termination of his employment under this Agreement, Executive shall no longer provide such services to the subsidiary or other Affiliate. The parties recognize and agree that Executive shall perform such services as part of his overall professional services to the Corporation but that in certain circumstances approved by the Corporation he may receive additional compensation from such subsidiary or other Affiliate.  For purposes of this Agreement, an “Affiliate” is any corporation or other entity that is controlled by, controlling or under common control with the Corporation. “Control” means the direct or indirect beneficial ownership of at least fifty (50%) percent interest in the income of such corporation or entity, or the power to elect at least fifty (50%) percent of the directors of such corporation or entity, or such other relationship which in fact constitutes actual control.

4.                                      Term of Agreement. The initial term of Executive’s employment under this Agreement shall commence on the Effective Date and end on December 31, 2019; provided that unless notice of termination has been provided in accordance with Paragraph 8(a) at least sixty (60) days prior to the expiration of the initial term or any additional twelve (12) month term (as provided below), or unless this Agreement is otherwise terminated in accordance with the terms of this Agreement, this Agreement shall automatically be extended for additional twelve (12) month periods (the “Term”).

5.                                      Place of Performance.  The principal place of Executive’s employment shall be the Corporation’s corporate headquarters, which is currently located in Parsippany, New Jersey; provided that Executive will be required to travel on Corporation business during the Term as directed by the Chief Executive Officer.  Within one hundred eighty (180) days of the Effective Date, Executive shall relocate his primary residence to permanent housing within forty-five (45) miles of Parsippany, New Jersey and shall thereafter maintain his primary residence in permanent housing within forty-five (45) miles of Parsippany, New Jersey during the Term.

6.                                      Base Compensation. During the Term, in consideration for the services as Executive Vice President and Chief Supply Chain Officer required under this Agreement, the Corporation agrees to pay Executive an annual base salary of Four Hundred Ten Thousand Dollars ($410,000), or such higher figure as may be determined at an annual review of his performance and compensation by the Compensation Committee of the Board of Directors, less applicable tax withholdings.  The annual review of Executive’s base salary shall be conducted by the Compensation Committee of the Board of Directors within a reasonable time after the end of each fiscal year of the Corporation and any increase shall be retroactive to January 1st of the then current Agreement year.  The amount of annual base salary shall be payable in equal installments consistent with the Corporation’s payroll payment schedule for other executive employees of the Corporation. Executive may choose to select a portion of his compensation to be paid as deferred income through qualified plans or other programs consistent with the policy of the Corporation and subject to any and all applicable federal, state or local laws, rules or regulations.

7.                                      Other Compensation and Benefits. During the Term, in addition to his base salary, the Corporation shall provide Executive the following:

(a)                                 Relocation Assistance.  In connection with Executive’s relocation pursuant to Paragraph 5 hereof, the Corporation shall pay Executive a relocation assistance payment of $50,000, less applicable tax withholdings (the “Relocation Assistance Payment”).  The Relocation Assistance Payment shall be paid in two installments of $25,000 each.  The first installment shall be paid on the Corporation’s first payroll date following the Effective Date and the second installment shall be paid upon the completion of Executive’s relocation.  Executive shall repay to the Corporation the entire gross amount of the Relocation Assistance Payment if (i) Executive does not complete his relocation within one hundred eighty (180) days of the Effective Date or (ii) prior to the first anniversary of the Effective Date Executive terminates his employment voluntarily or is terminated by the Corporation for cause pursuant to Paragraph 9 below.  The Corporation shall also pay Executive a temporary living and travel allowance for expenses of temporary housing near the Company’s Parsippany headquarters and expenses for travel from Executive’s current residence to his temporary housing near the Company’s

Parsippany headquarters of $8,350 per month, less applicable tax withholdings, until the earlier of the date Executive completes his relocation and the date that is one hundred eighty (180) days after the Effective Date.  In no event shall the temporary living and travel allowance payments exceed $50,100 in the aggregate.

(b)                                 Incentive Compensation.

(i)                                     Annual Bonus Plan.  Commencing with the 2019 performance period, Executive shall participate in the Company’s annual bonus plan (the “Annual Bonus Plan”), as shall be adopted and/or modified from time to time by the Board of Directors or the Compensation Committee.  Annual Bonus Plan awards are calculated as a percentage of Executive’s base salary on the December 31st closest to the last day of the Annual Bonus Plan performance period.  The percentages of base salary that Executive shall be eligible to receive in accordance with the Annual Bonus Plan based on performance shall be determined by the Compensation Committee and it is anticipated that the percentages shall initially range from 0% at “Threshold” to 60% at “Target” and to 120% at “Maximum,” as such terms are defined in the Annual Bonus Plan.  Notwithstanding the foregoing, for the performance period in which the Effective Date occurs, Executive’s bonus under the Annual Bonus Plan shall be determined on a pro rata basis applying the percentages set forth above to his base salary multiplied by a fraction, the numerator of which is the number of days transpired in the performance period beginning on the Effective Date and ending on the last day of the performance period and the denominator of which is the number of days in the entire performance period.  Annual Bonus Plan awards are payable no later than the 15th day of the third month following the end of each fiscal year of the Corporation.

(ii)                                  Long-Term Incentive Compensation.  Beginning in 2019, Executive shall participate in the Company’s long-term incentive plans (the “Long-Term Incentive Plans”), as shall be adopted and/or modified from time to time by the Board of Directors or the Compensation Committee.  Executive shall be eligible to earn Long-Term Incentive Plan awards (“LTIAs”) calculated as a percentage of Executive’s base salary on the grant date of such LTIAs, with such percentage to be determined by the Compensation Committee.  For performance share LTIAs, the percentages of base salary that it is anticipated Executive will be eligible to earn based on performance range from 30% at “Threshold” to 60% at “Target” to 120% at “Maximum,” as such terms are defined in the performance share LTIAs.  Performance based LTIAs, if earned, are payable no later than the 15th day of the third month following the end of the final fiscal year of the Corporation of the applicable performance period.  Each year, at the discretion of the Compensation Committee, it is anticipated that Executive will be eligible to receive stock options equivalent on the grant date to 20.0% of Executive’s base salary.

(iii)                               Other Incentive Compensation.  In addition, beginning in 2019 Executive shall be eligible to participate in all other incentive compensation plans, if any, that may be adopted by the Corporation from time to time and with respect to which the other executive employees of the Corporation are eligible to participate.

(c)                                  Vacation. Executive shall be entitled to five (5) weeks (or twenty-five (25) days) of compensated vacation time during each calendar year, to be taken at times mutually agreed upon between him and the Chief Executive Officer of the Corporation; provided, however, that during 2019, the number of vacation days will be prorated based on the portion of the calendar year Executive has been employed by B&G Foods.  Vacation accrual shall be limited to the amount stated in the Corporation’s policies currently in effect, as amended from time to time.

(d)                                 Sick Leave and Disability. Executive shall be entitled to participate in such compensated sick leave and disability benefit programs as are offered to the Corporation’s other executive employees.

(e)                                  Medical and Dental Insurance. Executive, his spouse, and his dependents, shall be entitled to participate in such medical and dental insurance programs as are provided to the Corporation’s other executive employees.

(f)                                   Executive Benefits And Perquisites. Executive shall be entitled to receive all other executive benefits and perquisites to which all other executive employees of the Corporation are entitled.

(g)                                  Automobile and Cellular Phone.  The Corporation agrees to provide Executive with a monthly automobile allowance of $833.33, less applicable tax withholdings, and a monthly cellular phone allowance of $130.00, less applicable tax withholdings.

(h)                                 Liability Insurance. The Corporation agrees to insure Executive under the appropriate liability insurance policies, in accordance with the Corporation’s policies and procedures, for all acts done by him within the scope of his authority in good faith as Executive Vice President and Chief Supply Chain Officer throughout the Term.

(i)                                     Professional Meetings and Conferences. Executive will be permitted to be absent from the Corporation’s facilities during working days to attend professional meetings and such continuing education programs as are necessary for Executive to maintain such professional licenses and certifications, if any, as are required in the performance of his duties under this Agreement, and to attend to such outside professional duties as have been mutually agreed upon between him and the Chief Executive Officer of the Corporation.  Attendance at such approved meetings and programs and accomplishment of approved professional duties shall be fully compensated service time and shall not be considered vacation time. The Corporation shall reimburse Executive for all reasonable expenses incurred by him incident to attendance at approved professional meetings and continuing education programs, and such reasonable entertainment expenses incurred by Executive in furtherance of the Corporation’s interests; provided, however, that such reimbursement is approved by the Chief Executive Officer of the Corporation.

(j)                                    Registration Fees and Professional Dues. The Corporation shall reimburse Executive for registration fees for such professional licenses and certifications, if any, as are required in the performance of his duties under this Agreement.  In addition, the Corporation agrees to pay dues and expenses to professional associations and societies and to such community and service organizations of which Executive is a member provided such dues and expenses are approved by the Chief Executive Officer as being in the best interests of the Corporation.

(k)                                 Life Insurance. The Corporation shall provide Executive with life insurance coverage on the same terms as such coverage is provided to all other executive employees of the Corporation.

(l)                                     Business Expenses. The Corporation shall reimburse Executive for reasonable expenses incurred by him in connection with the conduct of business of the Corporation and its subsidiaries or other Affiliates.

8.                                      Termination Without Cause.

(a)                                 By the Corporation. The Corporation may, in its discretion, terminate Executive’s employment hereunder without cause at any time upon sixty (60) days prior written notice or at such later time as may be specified in said notice (the date of termination set forth in such notice is herein referred to as the “Termination Date”).  Except as otherwise provided in this Agreement, after such termination, all rights, duties and obligations of both parties shall cease.

(i)                                     Upon the termination of employment pursuant to subparagraph (a) above, subject to the terms in subparagraph (ii) and Paragraph 10 below and the requirements of Paragraph 11 below, in addition to all accrued and vested benefits payable under the Corporation’s employment and benefit policies, including, but not limited to, unpaid Annual Bonus Awards and any other incentive compensation awards earned under the Annual Bonus Plan or any other incentive compensation plan for any completed performance periods, Executive shall be provided with the following Salary Continuation and Other Benefits (as defined below) for the duration of the Severance Period (as defined below):  (1) salary continuation payments for each year of the Severance Period in an amount per year equal to 160% of his then current annual base salary (“Salary Continuation”), which Salary Continuation shall be paid in the same manner and pursuant to the same payroll procedures that were in effect prior to the effective date of termination commencing on the Corporation’s first payroll date following the Termination Date; (2) continuation of medical, dental, life insurance and disability insurance for him, his spouse and his dependents, during the Severance Period, as in effect on the effective date of termination (“Other Benefits”), or if the continuation of all or any of the Other Benefits is not available because of his status as a terminated employee, a payment equal to the market value of such excluded Other Benefits; (3) if allowable under the Corporation’s qualified pension plan in effect on the date of termination, credit for additional years of service during the Severance Period; and (4) outplacement services of an independent third party, mutually satisfactory to both parties, until the earlier of one year after the effective date of termination, or until he obtains new employment; the cost for such service will be paid in full by the Corporation.  For purposes of this Agreement (except for Paragraph 10 below), the “Severance Period” shall mean the period from the date of termination of employment to the first (1st) anniversary of the date of such termination.

(ii)                                  Subject to Paragraph 11 below, in the event Executive accepts other employment during the Severance Period, the Corporation shall continue the Salary Continuation in force until the end of the Severance Period.  All Other Benefits described in subparagraph (i)(2) and the benefit set forth in (i)(3), other than all accrued and vested benefits payable under the Corporation’s employment and benefit policies, shall cease.

(iii)                               Executive shall not be required to seek or accept any other employment. Rather, the election of whether to seek or accept other employment shall be solely within Executive’s discretion. If during the Severance Period Executive is receiving all or any part of the benefits set forth in subparagraph (i) above and he should die, then Salary Continuation remaining during the Severance Period shall be paid fully and completely to his spouse or such individual designated by him or if no such person is designated to his estate.

(b)                                 Release. The obligation of the Corporation to provide the Salary Continuation and Other Benefits described in subparagraph (a) above is contingent upon and subject to (i) the execution and delivery by Executive of a general release, in form and substance satisfactory to Executive and the Corporation and (ii) Executive’s compliance with the requirements of Paragraph 11.  The Corporation will provide Executive with a copy of a general release satisfactory to the Corporation simultaneously with or as soon as administratively practicable following the delivery of the notice of termination provided in Paragraph 8(a), or at or as soon as administratively practicable following the expiration of the Corporation’s right to cure provided in Paragraph 8(d) or Paragraph 10, but not later than twenty-one (21) days before the date payments are required to be begin under Paragraph 8(a).  Executive shall deliver the executed release to the Corporation eight days before the date payments are required to begin under Paragraph 8(a).

Without limiting the foregoing, such general release shall provide that for and in consideration of the above Salary Continuation and Other Benefits, Executive releases and gives up any and all claims and rights ensuing from his employment and termination with the Corporation, which he may have against the Corporation, a subsidiary or other Affiliate, their respective trustees, officers, managers, employees and agents, arising from or related to his employment and/or termination.  This releases all claims, whether based upon federal, state, local or common law, rules or regulations.  Such release shall survive the termination or expiration of this Agreement.

(c)                                  Voluntary Termination.  Should Executive in his discretion elect to terminate this Agreement, he shall give the Corporation at least sixty (60) days prior written notice of his decision to terminate. Except as otherwise provided in this Agreement, at the end of the sixty (60) day notice period, all rights, duties and obligations of both parties to the Agreement shall cease, except for any and all accrued and vested benefits under the Corporation’s existing employment and benefit policies, including but not limited to, unpaid incentive compensation awards earned under the Annual Bonus Plan or any other incentive compensation plan for any completed performance periods. At any time during the sixty (60) day notice period, the Corporation may pay Executive for the compensation owed for said notice period and in any such event Executive’s employment termination shall be effective as of the date of the payment.

(d)                                 Alteration of Duties.  If the Board of Directors or the Chief Executive Officer of the Corporation, in either of their sole discretion, takes action which substantially changes or alters Executive’s authority or duties so as to effectively prevent him from performing the duties of the Executive Vice President and Chief Supply Chain Officer as defined in this Agreement, or requires that his office be located at and/or principal duties be performed at a location more than forty-five (45) miles from the present corporate headquarters of the Corporation in Parsippany, New Jersey, then Executive may, at his option and upon written notice to the Board of Directors within thirty (30) days after the Board’s or Chief Executive Officer’s action, consider himself terminated without cause and entitled to the benefits set forth in Paragraph 8(a), unless within thirty (30) days after delivery of such notice, Executive’s duties have been restored.

(e)                                  Disability.

(i)                                     The Corporation, in its sole discretion, may terminate Executive’s employment upon his Total Disability. In the event he is terminated pursuant to this subparagraph, he shall be entitled to the benefits set forth in Paragraph 8(a), provided however, that the annual base salary component of Salary Continuation shall be reduced by any amounts paid to Executive under any disability benefits plan or insurance policy. For purposes of this Agreement, the term “Total Disability” shall mean death or any physical or mental condition which prevents Executive from performing his duties under this contract for at least four (4) consecutive months. The determination of whether or not a physical or mental condition would prevent Executive from the performance of his duties shall be made by the Board of Directors in its discretion. If requested by the Board of Directors, Executive shall submit to a mental or physical examination by an independent physician selected by the Corporation and reasonably acceptable to him to assist the Board of Directors in its determination, and his acceptance of such physician shall not be unreasonably withheld or delayed.  Failure to comply with this request shall prevent him from challenging the Board’s determination.

(f)                                   Retirement. The Corporation, in its sole discretion, may establish a retirement policy for its executive employees, including Executive, which includes the age for mandatory retirement from employment with the Corporation. Upon the termination of employment pursuant to such retirement policy, all rights and obligations under this Agreement shall cease, except that Executive shall be entitled to any and all accrued and vested benefits under the Corporation’s existing employment and benefits policies, including but not limited to unpaid incentive compensation awards earned under the Annual Bonus Plan or any other incentive compensation plan for any completed performance periods.

(g)                                  Section 280G.  Notwithstanding any other provision of this Agreement, in the event that the amount of payments or other benefits payable to Executive under this Agreement (including, without limitation, the acceleration of any payment or the accelerated vesting of any payment or other benefit), together with any payments, awards or benefits payable under any other plan, program, arrangement or agreement maintained by the Corporation or one of its Subsidiaries or other Affiliates, would constitute an “excess parachute payment” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), such payments and benefits shall be reduced (by the minimum possible amounts) in the order set forth below until no amount payable to Executive under this Agreement or otherwise constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code); provided, however, that no such reduction shall be made if the net after-tax amount (after taking into account federal, state, local or other income, employment and excise taxes) to which Executive would otherwise be entitled without such reduction would be greater than the net after-tax amount (after taking into account federal, state, local or other income, employment and excise taxes) to Executive resulting from the receipt of such payments and benefits with such reduction. If any payments or benefits payable to Executive are required to be reduced pursuant to this Paragraph, such payments and/or benefits to Executive shall be reduced in the following order: first, payments that are payable in cash, with amounts that are payable last reduced first; second, payments due in respect of any equity or equity derivatives included at their full value under Section 280G (rather than their accelerated value); third, payments due in respect of any equity or equity derivatives valued at accelerated value under Section 280G, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and fourth, all other non-cash benefits.

All determinations required to be made under this Paragraph 8(g), including whether a payment would result in an “excess parachute payment” and the assumptions to be utilized in arriving at such determinations, shall be made by an accounting firm designated by the Corporation (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Corporation and Executive as requested by the Corporation or Executive.  All fees and expenses of the Accounting Firm shall be borne solely by the Corporation and shall be paid by the Corporation. Absent manifest error, all determinations made by the Accounting Firm under this Paragraph 8(g) shall be final and binding upon the Corporation and Executive.

9.                                      Termination for Cause. Executive’s employment under this Agreement may be terminated by the Corporation, immediately upon written notice in the event and only in the event of the following conduct:  conviction of a felony or any other crime involving moral turpitude, whether or not relating to Executive’s employment; habitual unexcused absence from the facilities of the Corporation; habitual substance abuse; willful disclosure of material confidential information of the Corporation and/or its subsidiaries or other Affiliates; intentional violation of conflicts of interest policies established by the Board of Directors; wanton or willful failure to comply with the lawful written directions of the Board or other superiors; and willful misconduct or gross negligence that results in damage to the interests of the Corporation and its subsidiaries or other Affiliates. Should any of these situations occur, the Board of Directors and/or the Chief Executive Officer will provide Executive written notice specifying the effective date of such termination. Upon the effective date of such termination, any and all payments and benefits due Executive under this Agreement shall cease except for any accrued and vested benefits payable under the Corporation’s employment and benefit policies, including any unpaid amounts owed under the Annual Bonus Plan or any other incentive compensation plan.

10.                               Major Transaction. If, during the Term, the Corporation consummates a Major Transaction and Executive is not the Executive Vice President and Chief Supply Chain Officer with duties and responsibilities substantially equivalent to those described herein and/or is not entitled to substantially the same benefits as set forth in this Agreement, then Executive shall have the right to terminate his employment under this Agreement and shall be entitled to the benefits set forth in Paragraph 8(a), except that the Severance Period shall mean the period from the date of termination of employment to the second (2nd) anniversary of the date of such termination.  Executive shall provide the Corporation with written notice of his desire to terminate his employment under this Agreement pursuant to this Paragraph within ninety (90) days of the effective date of the Major Transaction and the Severance Period shall commence as of the effective date of the termination of this Agreement, provided the Corporation has not corrected the basis for such notice within thirty (30) days after delivery of such notice and further provided that the effective date of termination of this Agreement shall not be more than one year following the effective date of the Major Transaction.  If, during the Term, the Corporation consummates a Major Transaction and the Corporation terminates Executive’s employment hereunder without cause pursuant to subparagraph 8(a) of this Agreement within one year after the Major Transaction, then Executive shall be entitled to the benefits set forth in Paragraph 8(a), except that the Severance Period shall mean the period from the date of termination of employment to the second (2nd) anniversary of the date of such termination.  For purposes of this Paragraph, “Major Transaction” shall mean the sale of all or substantially all of the assets of the Corporation, or a merger, consolidation, sale of stock or similar transaction or series of related transactions whereby a third party (including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) acquires beneficial ownership, directly or indirectly, of securities of the Corporation representing over fifty percent (50%) of the combined voting power of the Corporation; provided, however, that a Major Transaction shall not in any event include a direct or indirect public offering of securities of the Corporation, its parent or other Affiliates.

11.                               Restrictive Covenants.

(a)                                 Non-competition.  Executive agrees that during (i) the Term; (ii) the one (1) year period following the effective date of termination of this Agreement by Executive pursuant to Paragraph 8(c) (Voluntary Termination); and (iii) the one (1) year period following the effective date of termination by the Corporation pursuant to Paragraph 9 (Termination For Cause) (the “Restricted Period”), he shall not, directly or indirectly, be employed or otherwise engaged to provide services to any food manufacturer operating in the United States of America which is directly competitive with any significant activities conducted by the Corporation or its subsidiaries or other Affiliates whose principal business operations are in the United States of America.

(b)                                 Non-solicitation of Executives.  Executive covenants and agrees not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Corporation during the Restricted Period.

(c)                                  Non-disparagement. Subject to subparagraph (d)(v) below, Executive covenants and agrees that Executive will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Corporation or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

(d)                                 Confidentiality of Information.

(i)                                     Confidential Information.  Executive recognizes and acknowledges that during his employment by the Corporation, he will acquire certain proprietary and confidential information relating to the business of the Corporation and its subsidiaries or other Affiliates (the “Confidential Information”).  For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, documents, research, operations, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, work-in-process, manuals, records, systems, supplier information, vendor information, financial information, advertising information, pricing information, credit information, design information, supplier lists, vendor lists, developments, reports, internal controls, market studies, sales information, revenue, costs, formulae, recipes, notes, communications, product plans, designs, ideas, specifications, customer information, customer lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Corporation or its businesses, or of any other person or entity that has entrusted information to the Corporation in confidence.  Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(ii)                                  Restrictions.  Subject to subparagraph (v) below, Executive covenants and agrees: (A) to treat all Confidential Information as strictly confidential; (B) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Corporation) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Corporation and, in any event, not to anyone outside of the direct employ of the Corporation except as required in the performance of Executive’s authorized employment duties to the Corporation or with the prior consent of the Corporation in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); (C) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Corporation, except as required in the performance of Executive’s authorized employment duties to the Corporation or with the prior consent of the Corporation in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (D) not to use or disclose to the Corporation any confidential, trade secret, or other proprietary information or material of any previous employer or other person, and not to bring onto the Corporation’s premises any unpublished document or any other property belonging to any former employer without the written consent of that former employer.

(iii)                               Exit Obligations.  Upon (i) voluntary or involuntary termination of Executive’s employment or (ii) the Corporation’s request at any time during Executive’s employment, Executive shall (a) provide or return to the Corporation any and all the Corporation property, including all keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, user names and passwords for the Corporation accounts (including but not limited to domain name and social media accounts), computers, cell phones, smartphones, PDAs, pagers, equipment, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives and data and all the Corporation documents and materials belonging to the Corporation and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product (as defined below), that are in the possession or control of Executive, whether they were provided to Executive by the Corporation or any of its business associates or created by Executive in connection with Executive’s previous employment by the Corporation; and (b) delete or destroy all copies of any such documents and materials not returned to the Corporation that remain in Executive’s possession or control, including those stored on any non-the Corporation devices, networks, storage locations and media in Executive’s possession or control.

(iv)                              Continuing Obligations.  Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence on the Effective Date and shall continue during and after his employment by the Corporation until such time as such Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or breach by those acting in concert with Executive or on Executive’s behalf.

(v)                                 Disclosures and Communications Permitted or Required by Law.  Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, or in connection with reporting possible violations of federal law or regulation to any governmental agency, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order.  Executive shall promptly provide written notice of any such order to an authorized officer of the Corporation as promptly as practicable after receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Corporation to contest the order or seek confidentiality protections, as determined in the Corporation’s sole discretion.

(e)                                  Remedies for Breach or Threatened Breach.  In the event of a breach or threatened breach by Executive of any of the provisions of this Paragraph 11 or any other provision of this Agreement, Executive hereby consents and agrees that the Corporation shall be entitled to, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief for such breach or threatened breach.

12.                               Representation and Warranty. Executive represents and warrants that he is not a party to any non-compete, restrictive covenant or related contractual limitation that would interfere with or hinder his ability to undertake the obligations and expectations of employment with the Corporation.

13.                               Proprietary Rights.

(a)                                 Work Product. Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Executive, in whole or in part, individually or jointly with others during the period of Executive’s employment by the Corporation and relating in any way to the business or contemplated business, research or development of the Corporation (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Corporation.  For purposes of this Agreement, Work Product includes, but is not limited to, the Corporation information, including, without limitation, plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

(b)                                 Assignment of Inventions.  Executive hereby sells, assigns and transfers unto the Corporation, its successors, assigns and legal representatives, the full and exclusive right, title and interest to any invention falling within the Work Product as defined herein, in the United States of America and all foreign countries, including, but not limited to, patent applications, divisionals, continuations, continuations-in-part, reissues and reexaminations thereof and substitutions of or for patent applications, and all foreign rights including the right to apply for a patent for the inventions in any and all foreign countries and the right to claim priority to the filing date of the U.S. or foreign patent application under the International Convention.  Executive hereby authorizes and requests the Commissioner of Patents to issue all patents issuing therefrom to the Corporation, its successors, assigns and legal representatives.

(c)                                  Work Made for Hire; Assignment.  Executive acknowledges that, by reason of being employed by the Corporation at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Corporation. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to the Corporation, for no additional consideration, Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world.  Nothing contained in this Agreement shall be construed to reduce or limit the Corporation’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Corporation would have had in the absence of this Agreement.

(d)                                 Further Assurances; Power of Attorney. During and after Executive’s employment, Executive agrees to reasonably cooperate with the Corporation at the Corporation’s expense to (i) apply for, obtain, perfect and transfer to the Corporation the Work Product and Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Corporation any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Corporation. Executive hereby irrevocably grants the Corporation power of attorney to execute and deliver any such documents on Executive’s behalf in Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Corporation and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with the Corporation’s request (without limiting the rights the Corporation shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Executive’s subsequent incapacity.

(e)                                  Moral Rights.  To the extent any copyrights are assigned under this Agreement, Executive hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Executive may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product and all Intellectual Property Rights therein.

(f)                                   No License.  Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to Executive by the Corporation.

14.                               Security and Access.  Executive shall (i) to comply with all of the Corporation’s security policies and procedures as in force from time to time including computer equipment, telephone systems, voicemail systems, facilities access, key cards, access codes, the Corporation intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, passwords and any and all other the Corporation facilities, IT resources and communication technologies (“Facilities Information Technology and Access Resources”); (ii) not to access or use any Facilities and Information Technology Resources except as authorized by the Corporation; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of Executive’s previous employment by the Corporation, whether termination is voluntary or involuntary. Executive agrees to notify the Corporation promptly in the event Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology Access Resources or other the Corporation property or materials by others.

15.                               Superseding Agreement. This Agreement constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof.

16.                               Agreement Amendments.  Except as otherwise specifically provided, the terms and conditions of this Agreement may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective, it shall have been reduced to writing, approved by the Board of Directors or the Compensation Committee of the Board of Directors, and signed by the Chairman of the Board of Directors, the Chairman of the Compensation Committee, the Chief Executive Officer or any officer of the Corporation authorized to do so by the Board of Directors or the Compensation Committee, and Executive.

17.                               Invalidity or Unenforceability Provision.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect its other provisions and this Agreement shall be construed in all aspects as if such invalid or unenforceable provision had been omitted.

18.                               Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the Corporation and Executive, their respective successors and permitted assigns. The parties recognize and acknowledge that this Agreement is a contract for the personal services of Executive and that this Agreement may not be assigned by him nor may the services required of him hereunder be performed by any other person without the prior written consent of the Corporation.

19.                               Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be construed and enforced under and in accordance with the laws of the State of New Jersey, without regard to conflicts of law principles.  Anything in this Agreement to the contrary notwithstanding, the terms of this Agreement shall be interpreted and applied in a manner consistent with the requirements of Code section 409A so as not to subject Executive to the payment of any tax penalty or interest under such section.

20.                               Enforcing Compliance. If Executive needs to retain legal counsel to enforce any of the terms of this Agreement either as a result of noncompliance by the Corporation or a legitimate dispute as to the provisions of the Agreement, then any fees incurred in such expense by Executive shall be reimbursed wholly and completely by the Corporation if Executive prevails in such legal proceedings.

21.                               Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed effective when delivered, if delivered in person, or upon receipt if mailed by overnight courier or by certified or registered mail, postage prepaid, return receipt requested, to the parties at the addresses set forth below, or at such other addresses as the parties may designate by like written notice:

To the Corporation at:	B&G Foods, Inc Four Gatehall Drive Parsippany, NJ 07054 Attn: General Counsel

To Executive at:	his then current address included in the employment records of the Corporation

22.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

23.                               Other Terms Relating to Code Section 409A.  Executive’s right to Salary Continuation, right to Other Benefits, and right to reimbursements under this Agreement each shall be treated as a right to a series of separate payments under Treasury Regulation section 1.409A-2(b)(2)(iii).

(a)                                 Reimbursements.  Any reimbursements made or in-kind benefits provided under this Agreement shall be subject to the following conditions:

(i)                                     The reimbursement of any expense shall be made not later than the last day of Executive’s taxable year following Executive’s taxable year in which the expense was incurred (unless this Agreement specifically provides for reimbursement by an earlier date).  The right to reimbursement of an expense or payment of an in-kind benefit shall not be subject to liquidation or exchange for another benefit.

(ii)                                  Any reimbursement made under Paragraph 8(a)(i)(2), 8(d), 8(e) or 10 for expenses for medical coverage purchased by Executive, if made during the period of time Executive would be entitled (or would, but for such reimbursement, be entitled) to continuation coverage under the Corporation’s medical insurance plan pursuant to COBRA if Executive had elected such coverage and paid the applicable premiums, shall be exempt from Code section 409A and the six-month delay in payment described below pursuant to Treasury Regulation section 1.409A-1(b)(9)(v)(B).

(iii)                               Any reimbursement or payment made under Paragraph 8(a)(i)(2), 8(d), 8(e) or 10 for reasonable expenses for outplacement services for Executive shall be exempt from Code section 409A and the six-month delay in payment described below pursuant to Treasury Regulation section 1.409A-1(b)(9)(v)(A).

(b)                                 Short-Term Deferrals.  It is intended that payments made under this Agreement due to Executive’s termination of employment that are not otherwise subject to Code section 409A, and which are paid on or before the 15th day of the third month following the end of

Executive’s taxable year in which his termination of employment occurs, shall be exempt from compliance with Code section 409A pursuant to the exemption for short-term deferrals set forth in Treasury Regulation section 1.409A-1(b)(4).

(c)                                  Separation Pay Upon Involuntary Termination of Employment.  It is intended that payments made under this Agreement due to Executive’s involuntary termination of employment under Paragraph 8(a)(i)(2), 8(d), 8(e) or 10 that are not otherwise exempt from compliance with Code section 409A, and which are separation pay described in Treasury Regulation section 1.409A-1(b)(9)(iii), shall be exempt from compliance with Code section 409A to the extent that the aggregate amount does not exceed two times the lesser of (i) Executive’s annualized compensation for his taxable year preceding the taxable year in which his termination of employment occurs and (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code section 401(a)(17) for the year in which the termination of employment occurs.

(d)                                 Six-Month Delay.  Anything in this Agreement to the contrary notwithstanding, payments to be made under this Agreement upon termination of Executive’s employment that are subject to Code section 409A (“Covered Payment”) shall be delayed for six months following such termination of employment if Executive is a “specified employee” on the date of his termination of employment.  Any Covered Payment due within such six-month period shall be delayed to the end of such six-month period.  The Corporation will increase the Covered Payment to include interest payable on such Covered Payment at the interest rate described below from the date of Executive’s termination of employment to the date of payment.  The interest rate shall be determined as of the date of Executive’s termination of employment and shall be the rate of interest then most recently published in The Wall Street Journal as the “prime rate” at large U.S. money center banks.  The Corporation will pay the adjusted Covered Payment at the beginning of the seventh month following Executive’s termination of employment. Notwithstanding the foregoing, if calculation of the amounts payable by any payment date specified in this subsection is not administratively practicable due to events beyond the control of Executive (or Executive’s beneficiary or estate) and for reasons that are commercially reasonable, payment will be made as soon as administratively practicable in compliance with Code section 409A and the Treasury Regulations thereunder.  In the event of Executive’s death during such six-month period, payment will be made or begin, as the case may be with respect to a particular payment, in the payroll period next following the payroll period in which Executive’s death occurs.

For purposes of this Agreement, “specified employee” means an employee of the Corporation who satisfies the requirements for being designated a “key employee” under Code section 416(i)(1)(A)(i), (ii) or (iii), without regard to Code section 416(i)(5), at any time during a calendar year, in which case such employee shall be considered a specified employee for the twelve-month period beginning on the next succeeding April 1.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Corporation and Executive have executed this Agreement as of the day and year first above written.

B&G FOODS, INC.

By:	/s/ Scott E. Lerner
	Name:	Scott E. Lerner
	Title:	Executive Vice President,
General Counsel and Secretary

ERICH A. FRITZ

/s/ Erich A. Fritz